EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement No. 333-257663 on Form S-1 of our report dated April 21, 2021 (July 18, 2021 as to effects of the stock split described in Note 2) relating to the financial statements of Cytek Biosciences, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

July 18, 2021